Exhibit 10.1

EXECUTION COPY

Walker & Dunlop, Inc.

Walker & Dunlop, LLC

7501 Wisconsin Avenue, Suite 1200E
Bethesda, Maryland 20814

September 4, 2012

CW Financial Services, LLC

CWCapital LLC

7501 Wisconsin Avenue, Suite 500W

Bethesda, Maryland 20814

Re:                             Agreements and Acknowledgements

Ladies and Gentlemen:

Reference is made to the Purchase Agreement, dated as of June 7, 2012, by and among Walker & Dunlop, Inc., Walker & Dunlop, LLC, CW Financial Services LLC and CWCapital LLC (the “Purchase Agreement”).  Terms used but not defined in this letter (this “Letter”) shall have the respective meanings set forth in the Purchase Agreement.

The Parties hereby agree that:

1.               The penultimate sentence of Section 3.1 of the Purchase Agreement is hereby amended by replacing the phrase “11:59 p.m. (Eastern time) on the date of the Closing” with “11:59 p.m. (Eastern time) on August 31, 2012”.  All references in the Purchase Agreement to covenants required to be performed at or prior to the Closing Date shall be amended such that they are required to be performed at or prior to September 4, 2012.  All references in the Purchase Agreement to representations and warranties required to be accurate as of the Closing Date shall be amended such that they are required to be accurate as of September 4, 2012 (but without affecting any qualifications as to materiality or Material Adverse Effect).  All references in the Purchase Agreement to conditions required to be satisfied or waived as of the Closing Date shall be amended such that they are required to be satisfied or waived as of September 4, 2012.  Any certificates required to be delivered as of the Closing Date shall be required to be delivered as of September 4, 2012.  The Seller’s ownership interest in CWCapital LLC shall vest in Purchaser immediately upon Seller’s receipt of the Cash Consideration and the Stock Consideration.

2.               The second sentence of Section 6.17(a) of the Purchase Agreement is hereby amended in its entirety to read as follows:  “Effective as of the day immediately following the Closing Date, the employees of the Company shall cease to participate in the employee benefits plans and programs of the Seller and its

Affiliates in accordance with the terms and conditions of such plans and programs.”

3.               The first sentence of Section 6.17(c) of the Purchase Agreement is hereby amended in its entirety to read as follows:  “Effective as of the day immediately following the Closing Date, the Company Employees shall be covered by the Parent Employee Benefit Plans, subject to the terms and conditions of such Parent Employee Benefit Plans.”

4.               The references in Sections 3.2(b), 3.2(c), 3.3(c) and 3.3(d) of the Purchase Agreement to “ten (10) calendar days” are hereby amended to instead read “ten (10) Business Days”.

5.               Notwithstanding anything to the contrary in the Purchase Agreement (including, without limitation, Section 2.3 thereof), Schedule A to the Purchase Agreement or the Company Closing Schedule prepared and delivered by Seller (the “Proposed Company Closing Schedule”), the Parties agree to and acknowledge the following adjustments for purposes of calculating the Closing Adjustment:

(a)  A Fannie Mae Guaranty Receivable account was reflected on the Proposed Company Closing Schedule as account number 14014 within the line item “Accrued Income & Other Receivables” and will be treated as a current asset in the amount of $539,410 (the “Fannie Mae Guaranty Receivable”).  For avoidance of doubt, it is acknowledged that the $539,410 was included in the Proposed Company Closing Schedule in the “Accrued Income & Other Receivables” line item as part of the total amount shown of $4,463,404, and that the $539,410 was part of, and not in addition to, the $4,463,404.  The resulting final amount of the Fannie Mae Guaranty Receivable shall be $539,410.

(b)  The CWCapital portion of ARA excess cash was not reflected on the Proposed Company Closing Schedule, but will be treated as a current asset in the amount of $324,015.

(c)  The increase in bonus accrual for resignation payments for Messrs. Weil and Ginsberg reflected on the Proposed Company Closing Schedule as part of the “Accrued Bonus” will be treated as a current liability, but the amount of such current liability reflected on the Proposed Company Closing Schedule as Accrued Bonus shall be increased by $133,000.  The resulting final amount of such Accrued Bonus liability shall be $400,000.

(d)  The “Accrued Value Creation — GSE West” adjustment reflected on the Proposed Company Closing Schedule will be treated as a current liability, but the amount of such current liability reflected on the Proposed Company Closing Schedule shall be increased by $122,918.  The “Accrued Value Creation — GSE West” relates only to the Value Creation Plan Bonus defined in the employment agreements of Trent Brooks and Bryan Frazier, and not to any other compensation for Messrs. Brooks and Frazier contemplated in their respective employment agreements.  The resulting final amount for the “Accrued Value Creation — GSE West” and the Brooks and Frazier value creation shall be $1,622,918.

(e)  The Stonewood Apartments risk share adjustment was not reflected on the Proposed Company Closing Schedule, but will be treated as a current liability in the amount of $309,687.

(f)  The Volusia Crossing risk share adjustment was not reflected on the Proposed Company Closing Schedule, but will be treated as a current liability in the amount of $433,780.

(g)  The Pelican Pointe risk share adjustment was not reflected on the Proposed Company Closing Schedule, but will be treated as a current liability in the amount of $644,746.

The foregoing adjustments and the resulting aggregate amounts for the applicable line items of the Proposed Company Closing Schedule, each as reflected in Exhibit A hereto, shall be referred to as the “Agreed Adjustments” for purposes of this letter.  The Parties further agree and acknowledge that the collective effect of the Agreed Adjustments will be to decrease the Estimated Working Capital Surplus reflected on the Proposed Company Closing Schedule by $1,320,116.  The Agreed Adjustments shall be conclusive and binding on the Parties.  In no event shall any Party disagree with, dispute or challenge the Agreed Adjustments including, without limitation, pursuant to the procedures set forth in Section 2.3 of the Purchase Agreement.  None of (i) the Agreed Adjustments, (ii) Exhibit A hereto, (iii) the contents of Exhibit A hereto, or (iv) Exhibit A’s inclusion as an exhibit hereto is an admission or acknowledgement by any Party that the Proposed Company Closing Schedule does not comply with the Purchase Agreement or Schedule A thereto.  In no event shall any Party assert or posit any allegation, contention or argument that there has been any such admission or acknowledgement.

6.               A new Section 6.10(f) will be inserted into the Purchase Agreement which will read, in its entirety, as follows:  “Until the earlier of (x) such time as the Seller appoints its Board Designees and such Board Designees actually become members of the Parent’s Board of Directors, and (y) February 28, 2013 (provided that such February 28, 2013 date shall be extended until actual appointment if the applicable Board Designee is rejected by Parent pursuant to the Purchase Agreement), Seller shall have the right, but not the obligation, to appoint the number of observers to the Parent’s Board of Directors (the “Board Observers”) that is equal to the number of Board Designees that have not yet actually become members of the Parent’s Board of Directors.  Subject to fiduciary duties, confidentiality, privilege and all other applicable laws, each of the Board Observers shall have the right to (a) attend any and all meetings of the Parent’s Board of Directors and any committees or subcommittees of the Parent’s Board of Director and (b) receive the same notices of such meetings, materials, information and notices of actions taken as the members of the Parent’s Board of Directors or such committee or subcommittee are entitled to receive.”

7.               A new Section 9.1(h) will be inserted into the Purchase Agreement which will read, in its entirety, as follows:  “During the period commencing on the Closing Date and ending on the 12 month anniversary of the Closing Date, Seller hereby covenants and agrees to maintain net worth equal to or greater than $22,000,000 at all times during such period.  Solely to the extent that there are unresolved indemnity claims asserted by Purchaser Indemnified Parties against Seller pursuant to Article 9 of the Purchase Agreement as of the 12 month anniversary of the Closing Date, during the period commencing on such 12 month anniversary until such time as there are no such unresolved indemnity claims against Seller, Seller hereby covenants and agrees to maintain net worth equal to or greater than the aggregate amount of the Losses asserted by the Purchaser Indemnified Parties with respect to such unresolved indemnity claims (but not to exceed $22,000,000, in the aggregate), calculated, in each case, as of the applicable day of such period.”

8.               Any fees paid to the counterparties to the Company Warehouse Lines (including the legal fees of such counterparties) shall be deemed to be fees associated with obtaining consent of Governmental Authorities and treated in accordance with the last sentence of Section 10.19 of the Purchase Agreement.

9.               Seller shall pay $170,000 of Parent’s fees related to the transaction, which amount shall be paid as a reduction in the Cash Consideration paid by Parent at Closing.

10.         For purposes of the letter agreement dated August 27, 2012 regarding certain sales of mortgage servicing rights entered into by the parties hereto (the “Consent”), the Parties agree that the Servicing Rights Purchase and Sale Agreement between Wells Fargo, National Association and the Company dated August 31, 2012  shall be deemed a Sale Agreement (as defined in Consent).

Except as modified hereby, the Purchase Agreement shall remain in full force and effect in accordance with its terms.  The term “Agreement” or “Purchase Agreement” as used in the

Purchase Agreement shall for all purposes therein refer to the Purchase Agreement as amended by this Letter.  This Letter may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.   This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law rules and principles.

[signature page follows]

If the foregoing is in accordance with your understanding, please countersign this Letter where indicated below and return one executed copy to the undersigned by facsimile or e-mail, whereupon this letter will constitute our binding agreement with respect to the matters herein.

Sincerely yours,

WALKER & DUNLOP, INC.

		By:	/s/ William M. Walker
Name: William M. Walker
Title: Chairman, President and Chief Executive Officer

WALKER & DUNLOP, LLC

		By:	/s/ William M. Walker
Name: William M. Walker
Title: Chairman, President and Chief Executive Officer

Accepted and agreed to as of this
4th day of September, 2012

CW FINANCIAL SERVICES LLC

By:	/s/ Scott D. Spelfogel
Name: Scott D. Spelfogel
Title: Executive Vice President

CWCAPITAL LLC

By:	/s/ Scott D. Spelfogel
Name: Scott D. Spelfogel
Title: Executive Vice President

[Signature Page to Closing Side Letter]